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                                                                     EXHIBIT 5.5
                           [NAUTADUTILH N.V. LETTERHEAD]

P.O. Box 1110
3000 BC  Rotterdam
Weena 750
3014 DA  Rotterdam                       Rotterdam, April 29, 2005
T   +31 10 224 00 00
F   +31 10 414 84 44
                                         Case New Holland Inc.
Bart Th. Derogee                         CNH Global N.V.
T   224 03 81                            Tower B, 10th Floor
F   224 05 55                            World Trade Center,
bart.derogee@nautadutilh.com             Amsterdam Airport
                                         Schiphol Boulevard
                                         217
                                         1118 BH Amsterdam
                                         The Netherlands


Ladies and Gentlemen,

Case New Holland Inc.
U.S.$ 500,000,000 6% Senior Notes due 2009 and
U.S. $ 1,050,000,000 9  1/4% Senior Notes due 2011


We refer to the Registration Statement on Form F-4 (the "Registration Statement") being filed by Case New Holland Inc., a Delaware corporation (the "Company"), CNH Global, N.V., a Netherlands public limited liability company (the "Parent"), and certain subsidiaries of the Parent named therein (together with the Parent, the "Guarantors"), including the subsidiary CNH Trade N.V. (together with the Parent, the "Dutch Guarantors") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of $500,000,000 principal amount of the Company's 6% Senior Notes due 2009 (the "New 6% Notes") and $1,050,000,000 principal amount of the Company's 9 1/4% Senior Notes due 2011 (the "New 9 1/4% Notes" and, together with the New 6% Notes, the "New Notes"), which are to be offered in exchange for an equivalent principal amount of presently outstanding 6% Senior Notes due 2009 (the "Old 6% Notes") and 9 1/4% Senior Notes due 2011 (the "Old 9 1/4% Notes" and, together with the Old 6% Notes, the "Old Notes"), respectively, all as more fully described in the Registration Statement. The Old Notes are, and the Exchange Notes will be, guaranteed (the "Guarantees") by the Guarantors. Old Notes that are accepted in exchange for New Notes will be cancelled and retired.

The Old 6% Notes were and the New 6% Notes will be issued under the Indenture, dated as of May 18, 2004 (the "6% Notes Indenture"), by and among the Company, the Guarantors and JPMorgan Chase Bank, as trustee (the "Trustee"). The Old 9 1/4% Notes were and the New 9 1/4% Notes will be issued under the Indenture, dated as of August 1, 2003, as supplemented by the First Supplemental Indenture dated as of September 16, 2003 (the "9 1/4% Notes Indenture" and, together with the 6% Notes Indenture, the "Indentures"), by and among the Company, the Guarantors and the Trustee.


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We have examined and relied upon copies of the following documents:


(a)    the Registration Statement;


(b)    the Indentures;


(c)    the forms of New Notes;


(d)    the forms of Guarantees; and


(e)    Resolutions of the Board of Directors of each of the Dutch Guarantors.


In rendering the opinions expressed herein, we have exclusively reviewed and relied upon the above mentioned documents. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Registration Statement and/or the Indentures or any other document examined in connection with this opinion except as expressly confirmed herein.

The opinions and statements expressed in this opinion letter are limited in all respects to and shall be construed and interpreted in accordance with Dutch law. Unless otherwise specifically stated herein, we do not express any opinion on public international law or on the rules promulgated under or by any treaty or treaty organization, except insofar as such rules are directly applicable in the Netherlands, nor do we express any opinion on Dutch or European competition law or tax law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of any developments and/or changes under Dutch law subsequent to its date.

This opinion letter may only be relied upon on the condition that the legal relationship between the addressees and NautaDutilh N.V. shall be governed by Dutch law and that any issues of interpretation or liability thereunder shall be submitted to the exclusive jurisdiction of the competent courts at Rotterdam, The Netherlands.


In our examination of all documents, we have assumed that:

(a)      all natural persons had the requisite legal capacity;

(b)      all signatures are genuine;


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(c)      all documents submitted to us as originals are complete and authentic and all certified, telecopied or other copies submitted to us for examination conform to the originals;

(d) none of the Dutch Guarantors has been dissolved (ontbonden), ceased to exist pursuant to a merger (fusie) or a division (splitsing), its assets placed under administration (onder bewind gesteld), been granted suspension of payments (surseance van betaling verleend) or declared bankrupt (failliet verklaard) or been made subject to similar insolvency proceedings in other jurisdictions, it being noted that our inquiries made today by telephone with the bankruptcy register of the Amsterdam Court of First Instance and the Commercial Register of Amsterdam have revealed no information to the contrary, but it should be noted that a time lapse exists between the occurrence of those events and the registration thereof in the registers and that as a result this is not conclusive evidence that no such events have occurred;

(e)      the Resolutions have not been revoked, amended or terminated.


Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:


1. Each of the Dutch Guarantors has been duly incorporated and is validly existing under the laws of The Netherlands.


2. Each of the Dutch Guarantors has the requisite power and authority to execute, deliver and perform its obligations under the Indentures and the Guarantees.


3. The Indentures have been duly authorized, executed and delivered by each of the Dutch Guarantors.


4.       The Guarantees have been duly authorized by each of the Dutch
         Guarantors.


The opinions expressed above are subject to the following qualifications:


(A) This opinion is limited by any applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors in general and by statutory provisions with regard to fraudulent preference.

(B) Under Dutch law the performance of a due obligation prior to the bankruptcy of a debtor may be avoided if the creditor knew that a petition for the bankruptcy of the debtor had been filed or in certain circumstances where the performance of the obligation resulted from consultation between

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         the debtor and the creditor with a view to create a preference over other creditors of the debtor.

(C) Under Dutch law, a transaction with a creditor entered into voluntary is subject to avoidance if the debtor knew or should have known that the transaction would prejudice one or more of its other creditors. Such knowledge is assumed by law if the transaction has been entered into less than one year prior to the bankruptcy of the debtor. If the transaction is entered into for consideration, it may only be avoided if the creditor also knew or should have known that the transaction would prejudice the debtor's other creditors. Knowledge of the creditor and the debtor that a transaction would prejudice other creditors of the debtor is presumed by law if such transaction has been entered into less than one year prior to the bankruptcy of the debtor or within one year before the date the claim for fraudulent conveyance is made, unless the transaction is entered into pursuant to an obligation existing prior to such one year period, if it is also established that one of the conditions referred to in article 2:46 of the Dutch Civil Code or, respectively, article 43 of the Dutch Bankruptcy Act is fulfilled. These conditions include, but are not limited to situations where (i) the value of the obligation of the debtor materially exceeds the value of the obligation of the creditor; (ii) the debtor pays or grant security for debts which are not yet due; (iii) an agreement is made or an obligation arises from one legal entity to another if a director of one of these legal entities is also a director of the other; or (iv) an agreement is made with a group company. The avoidance may only be invoked by a creditor whose recourse position is affected or by the receiver ("curator") in a bankruptcy of the debtor.

(D) As regards the guarantee given by CNH Trade N.V. it should be noted that, under Article 2:7 of the Dutch Civil Code, a transaction entered into by a legal entity may be avoided if the objects of that entity are thereby exceeded and the other party was or should, without making its own enquiries, have been aware thereof. Only the legal entity can invoke this ground for avoidance.

         There is uncertainty as to the question of when the objects of a legal entity are exceeded (i.e., when a transaction is ultra vires). The Dutch Supreme Court has ruled that in determining whether a certain transaction is ultra vires all circumstances must be taken into account and that the manner in which the objects have been defined in a company's articles of association is not the only decisive factor.
         The fact that a company forms part of a group of companies may be another relevant factor.

         Several legal writers take the view that the acts of a company should be in the actual interest of that company in the sense that they are conducive to the realisation of the objects of the company as laid down in its articles of association. A number of those writers are of the opinion that the giving of guarantees and granting of security for the debt of a third party is in principle


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         - in the absence of circumstances which indicate the contrary - ultra vires. According to most writers referred to above, circumstances which indicate the contrary may exist in a situation where a company forming part of a group of companies directly or indirectly benefits from the fact that another company forming part of the same group incurs a debt for which the former company gives a guarantee.

         Case-law and literature do not offer much guidance in determining to what extent group companies must have benefited to qualify for having acted within the scope of their objects clause.


This opinion is being delivered to you in connection with the Registration Statement and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written authorization. Sidly Austin Brown & Wood LLP may rely on this opinion with respect to matters governed by Dutch law for purposes of its opinion to you dated on or about the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act, or under the rules and regulations of the Commission thereunder.

Very truly yours,

For and on behalf of
NautaDutilh N.V.

/s/ Bart Th. Derogee
--------------------------------
Bart Th. Derogee






NautaDutilh N.V. has its seat at Rotterdam, The Netherlands and is registered in the Commercial Register in Rotterdam under number 24338323. All services and other work are carried out under a contract for professional services ("overeenkomst van opdracht") with NautaDutilh N.V., subject to the general conditions of NautaDutilh N.V. These general conditions include, among other provisions, a limitation of liability clause and have been filed with the Rotterdam Court of First Instance. They can be consulted at www.nautadutilh.com and will be provided free of charge upon request.